UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of The Securities Exchange Act of 1934

July 11, 2018
Date of Report
(Date of Earliest Event Reported)

RAVEN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

South Dakota	001-07982	46-0246171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 East 6th Street, P.O. Box 5107, Sioux Falls, SD 57117-5107
(Address of principal executive offices)

(605) 336-2750
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 12, 2018, Raven Industries, Inc. (the "Company") announced that Ms. Janet Holloway and Ms. Lois Martin have been elected to the Board of Directors of the Company effective July 11, 2018, and the Board will be expanded to nine Directors. The Board appointed Ms. Holloway to serve on its Personnel & Compensation Committee and Governance Committee. Ms. Martin was appointed to the Audit Committee and Governance Committee. Ms. Holloway and Ms. Martin will receive compensation for their Board service consistent with the compensation received by Raven’s other non-employee directors, as disclosed in the Raven Industries Schedule 14A, Definitive Proxy Statement filed on April 5, 2018, with such amounts for the current year pro-rated from the commencement of their service on the Board to the date of the 2019 annual shareholders meeting.

At the same time, the Company’s Board approved an amendment and restatement of the Deferred Stock Compensation Plan for Directors of Raven Industries, Inc. to provide for the issuance of a pro-rated stock unit award, along with the pro-rated cash retainer, for directors who join the Board in between annual shareholders meetings.

A copy of the press release announcing the appointment of the directors is attached hereto as Exhibit 99.1 and the Deferred Stock Compensation Plan for Directors of Raven Industries, Inc. (As Amended and Restated Effective July 11, 2018) is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
(d)	Exhibits

10.1	Deferred Stock Compensation Plan for Directors of Raven Industries, Inc. (As Amended and Restated Effective July 11, 2018)

99.1	Press Release Dated July 12, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 12, 2018

RAVEN INDUSTRIES, INC.
/s/ Lee A. Magnuson
Lee A. Magnuson
General Counsel and Vice President, Corporate Secretary